Exhibit 5.1

Robert J. Brigham

(650) 843-5053

rbrigham@cooley.com

May 11, 2007

Omnicell, Inc.

1201 Charleston Road

Mountain View, CA 94043

Ladies and Gentlemen

You have requested our opinion with respect to certain matters in connection with the filing by Omnicell, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 1,561,631 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), pursuant to the Company’s 1999 Equity Incentive Plan (the “1999 Plan Shares”); and (ii) 425,899 shares of Common Stock pursuant to the Company’s 1997 Employee Stock Purchase Plan (the “1997 Purchase Plan Shares”).

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, the Company’s 1999 Equity Incentive Plan (the “1999 Plan”), the Company’s 1997 Employee Stock Purchase Plan (the “1997 Purchase Plan”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 1999 Plan Shares and the 1997 Purchase Plan Shares, when sold and issued in accordance with the 1999 Plan and the 1997 Purchase Plan, respectively, and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

 /s/ ROBERT J. BRIGHAM

By:          Robert J. Brigham, Esq.